Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOLITON, INC.

ARTICLE ONE

The name of the corporation is Soliton, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 3411 Silverside Road Tatnall Building, #104, City of Wilmington, New Castle County, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.001 per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), except as may be otherwise provided in the Bylaws.

ARTICLE SIX

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a “Required Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent allowed under the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Required Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted under DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith.

In addition to the indemnification provided pursuant to Article Six above, the Corporation is authorized and empowered, but not required, to indemnify and or to agree to indemnify, to the fullest extent permitted by Delaware law, any person that is or was an agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was an agent or employee of the Corporation (a “Permitted Indemnitee,” and any Permitted Indemnitee or Required Indemnitee may be referred to as an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity or in any other capacity while serving as an employee or agent if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any Proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and further with respect to any criminal action proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

The Corporation is authorized and empowered, but not required, to advance Costs (as defined below), or to agree to advance Costs to any person (an “Advancee”) who is or was an officer, director, agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Any such advancement of Costs may be referred to as an (“Advancement of Expenses”). For purposes of this Article Six, (“Costs”) shall mean the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition to the extent permitted under the DGCL, provided, however, that, if the DGCL requires, Costs incurred by any person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Advancee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such Advancee is not entitled to be indemnified for such expenses under this Article 6 or otherwise.

To the extent authorized from time to time by the board of directors, the Corporation may enter into contracts providing for indemnification and Advancement of Expenses, or otherwise grant rights to indemnification and Advancement of Expenses to any employee or agent of the Corporation to the fullest extent permitted under Delaware law.

The rights to indemnification and Advancement of Expenses conferred in, or pursuant to, Article Six shall be contract rights and such rights shall continue as to an Indemnitee or Advancee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

The rights to indemnification and to the Advancement of Expenses conferred in this Article Six shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, the Bylaws, an agreement, a vote of the stockholders or of the disinterested directors or otherwise.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.